EMPLOYMENT AGREEMENT

Employment Agreement, between Duska Therapeutics, Inc., a Nevada corporation (the "Company"), and James S. Kuo (the "Employee").

1.	For good consideration, the Company employs the Employee on the following terms and conditions.

2.
 Term of Employment. Subject to the provisions for termination set forth below this agreement will begin the day the Company closes on a financing of at least $5 million, which is anticipated to be September 24, 2007.

3.	Salary. The Company shall pay Employee a salary of $250,000 per year, for the services of the Employee, payable semimonthly.

4.
 Stock options. Upon commencing employment, the Company shall grant nonqualified stock options to purchase 8% of the Company's fully-diluted stock (calculated immediately after the Company has closed on a minimum $5 million in financing). Twenty five percent (25%) of the Employee’s stock options will vest on the first day of employment with an exercise price of $0.50 per share with the remaining 75% vesting at a rate of 2.083% per month on the same day of each of the 36 calendar months following the effective date of this agreement, beginning with the 30th day after the closing. The exercise prices of the second 50% of the options will be $0.75 per share, with the remaining 25% at an exercise price of $1.00 per share. Any unvested stock options will immediately vest and become exercisable upon the closing of a merger or sale of substantially all of the Company’s assets. This provision is subject to the approval by the board of directors and shareholders, if necessary, to change the 2004 Equity Incentive Plan to permit such options to be awarded.

5.
Annual bonus and salary increase. The Employee shall receive an annual bonus upon the achievement of written objectives set by the Company’s Board of Directors in the prior year. The target bonus will be up to 35% of the base salary, subject to the discretion of the Board of Directors. The Employee shall receive an annual salary increase subject to the discretion of the Board of Directors, but at a minimum, the increase shall be equal to the rate of inflation in San Diego, California as measured by the prior year’s Consumer Price Index.

6.	Duties and Position. The Company hires the Employee in the capacity of Chief Executive Officer.

7.
Employee to Devote Full Time to Company. The Employee will devote full time, attention, and energies to the business of the Company, and, during this employment, will not initiate and engage in any other for profit business employment. Employee is not prohibited from making personal investments in any other businesses provided those investments do not require active involvement in the operation of said companies. Not-withstanding the foregoing, the Employee is permitted to serve as a Board Director of other companies, provided that said company’s business does not directly compete with the Company’s business.

8.
Confidentiality of Proprietary Information. Employee agrees, during or after the term of this employment, not to reveal confidential information, or trade secrets to any person, firm, corporation, or entity not covered by a confidentiality agreement between said entity and the Company. Should Employee reveal or threaten to reveal this information, the Company shall be entitled to an injunction without providing a bond or undertaking restraining the Employee from disclosing same, or from rendering any services to any entity to whom said information has been or is threatened to be disclosed, the right to secure an injunction is not exclusive, and the Company may pursue any other remedies it has against the Employee for a breach or threatened breach of this condition, including the recovery of damages from the Employee.

9.
Reimbursement of Expenses. The Employee may incur reasonable expenses for furthering the Company's business, including expenses for entertainment, travel, and similar items. The Company shall reimburse Employee for all business expenses after the Employee presents an itemized account of expenditures, pursuant to Company policy.

10.
Benefits. The Company will pay for reasonable premiums for medical, dental and orthodontic benefits for the Employee and his immediate family. Notwithstanding any provision to the contrary, the Company’s reimbursement obligation under this Section 10 shall never exceed $20,000 per year.

11.	Vacation. The Employee shall be entitled to accrue vacation time of three weeks yearly at full pay. The Employee shall cease accruing vacation time after accruing 12 weeks of unused vacation time.

12.	Office. The Company shall provide the Employee with an office in the San Diego, California area. The monthly rent shall not exceed $2,500 during the first 12 months.

13.
Disability. In the event that the Employee cannot perform the duties because of illness or incapacity for a period of more than eight (8) weeks, the compensation otherwise due during said illness or incapacity will be reduced by 50% (fifty percent) . The Employee's full compensation will be reinstated upon return to work. However, if the Employee is absent from work for any reason for a continuous period of over two (2) months, the Company may terminate the Employee's employment, and the Company's obligations under this agreement will cease on that date.

14.
Termination of Agreement. Without cause, the Company may terminate this agreement at any time upon 30 days' written notice to the Employee. If the Company so requests, the Employee will continue to perform his/her duties and may be paid his/her regular salary up to the date of termination. In addition, the Company will pay the Employee accrued and unpaid vacation and over the three months following the date of the termination a severance allowance of $62,500 less taxes and Social Security required to be withheld. Medical and dental benefits reimbursements would also continue over the three months following the date of termination. The Employee may terminate employment upon 30 days' written notice to the Company. Employee may be required to perform his or her duties and will be paid the regular salary to date of termination but shall not receive the aforementioned severance allowance. Notwithstanding anything to the contrary contained in this agreement, the Company may terminate the Employee's employment upon 30 days' notice to the Employee should any of the following events occur:

(a)	The sale of substantially all of the Company's assets to a single purchaser or group of associated purchasers; or

(b)	The sale, exchange, or other disposition, in one transaction of the majority of the Company's outstanding corporate shares; or

(c)	The Company's decision to terminate its business and liquidate its assets;

(d)	The merger or consolidation of the Company with another company.

(e)	Bankruptcy or chapter 11 reorganization.

In the case of (a) (b) (c) or (d), the Company will pay the Employee over the three months following the date of the termination a severance allowance of $62,500 less taxes and Social Security required to be withheld. In addition, all stock options granted to Employee will fully vest immediately and become exercisable.

15.
Death Benefit. Should Employee die during the term of employment, the Company shall pay to Employee's estate any compensation due through the end of the month in which death occurred as well as vested stock options.

16.
Proprietary Information & Innovations Agreement. The Employee hereby agrees to sign and be bound by the Company’s standard Proprietary Information and Innovations Agreement, in substantially the form set forth in Exhibit A hereto (the “Proprietary Information Agreement.”) The Employee shall be bound by the Proprietary Information Agreement even if the Employee does not sign the Proprietary Information Agreement.

17.
Assistance in Litigation. Employee shall upon reasonable notice, furnish such information and proper assistance to the Company as it may reasonably require in connection with any litigation in which it is, or may become, a party either during or after employment. If Employee’s assistance is requested after Employee’s termination other than for cause, and Employee is not a named defendant in the litigation, the Company shall reasonably compensate Employee for his time in assisting the Company, provided such compensation is permitted under applicable law.

18.
Effect of Prior Agreements. This Agreement supersedes any prior agreement between the Company or any predecessor of the Company and the Employee, except that this agreement shall not affect or operate to reduce any benefit or compensation inuring to the Employee of a kind elsewhere provided and not expressly provided in this agreement.

19.
Settlement by Arbitration. Any claim or controversy that arises out of or relates to this agreement, or the breach of it, shall be settled by arbitration in San Diego, California by a single arbitrator in accordance with the rules of the American Arbitration Association. Judgment upon the award rendered may be entered in any court with jurisdiction. This Agreement is entered into in San Diego, California and shall be construed under the internal laws of California.

20.
Limited Effect of Waiver by Company. Should Company waive breach of any provision of this agreement by the Employee, that waiver will not operate or be construed as a waiver of further breach by the Employee.

21.
Severability. If, for any reason, any provision of this agreement is held invalid, all other provisions of this agreement shall remain in effect. If this agreement is held invalid or cannot be enforced, then to the full extent permitted by law any prior agreement between the Company (or any predecessor thereof) and the Employee shall be deemed reinstated as if this agreement had not been executed.

22.
Assumption of Agreement by Company's Successors and Assignees. The Company's rights and obligations under this agreement will inure to the benefit and be binding upon the Company's successors and assignees.

23.
Oral Modifications Not Binding. This instrument is the entire agreement of the Company and the Employee. Oral changes have no effect. It may be altered only by a written agreement signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

24.	Construction. Each party has been urged to consult with independent legal counsel. Therefore, this Agreement shall not be strictly construed against the drafting party or parties.

25.	Counterparts. This Agreement may be executed in original or faxed counterparts.

Signed this_____ day of September, 2007

/s/ Amir Pelleg		/s/ James S. Kuo
Duska Therapeutics, Inc., a Nevada corporation		James S. Kuo, M.D., M.B.A.
By:	Dr. Amir Pelleg
Title:	President